Exhibit 3.32

THE COMPANIES ACT, 1965

MALAYSIA

PRIVATE COMPANY LIMITED BY SHARES

Memorandum

And

Articles of Association

of

VANTAGE DRILLING (MALAYSIA) I SDN. BHD.

Incorporated on the 25th January 2011

VANTAGE DRILLING (MALAYSIA) I SDN BHD

THE COMPANIES ACT, 1965

MALAYSIA

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

VANTAGE DRILLING (MALAYSIA) I SDN. BHD.

1.	The name of the Company is VANTAGE DRILLING (MALAYSIA) I SDN. BHD.

2.	The registered office of the Company will be situated in Malaysia.

3.	The objects for which the Company is established are:

a)	to carry on the primary business as an operator and provider of offshore drilling rigs and its associated services and personnel for the purpose of exploitation & exploration of oil and gas offshore and at sea in connection with the petroleum industry in Malaysia whether on land or at sea, on shore or offshore, as far as it is allowed under the laws and regulations of Malaysia.

b)	to also undertake the primary business by tendering for and entering into contracts for the provision of offshore drilling services, including the leasing, chartering, purchase and supply of offshore drilling rigs, and related equipment, machinery, designs and articles of all kinds and the necessary personnel required in the oil and gas operation and the petroleum industry in Malaysia whether on land or at sea, on shore or offshore, as far as it is allowed under the laws and regulations of Malaysia.

VANTAGE DRILLING (MALAYSIA) I SDN BHD

c)	to engage in other oil and gas development and production activities in Malaysia whether on land or at sea, on shore or off shore, as far as it is allowed under the laws and regulations of Malaysia.

The objects set forth in any sub-clause shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except when the context expressly so requires, be in any way limited to or restricted by reference to or inference from any object or objects set forth in such sub-clause or from the terms of any other sub-clause or by the name of the Company. None of such sub-clauses or the object or objects therein specified all the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the Company shall have full power to exercise all or any of the powers and to achieve or to endeavour to achieve all of any or the objects conferred by and provided in any one or more of the said sub-clauses provided always that nothing in this Memorandum contained shall empower the Company to carry on any life assurance business or fire insurance business or the business of banking. The word “Company” in this Clause shall be deemed to include any partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in Malaysia or elsewhere, and the intention is that the objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be independent main objects, and shall be in no way limited or restricted by reference from the terms of any other paragraph or the name of the Company.

4.	To exercise any and/or all the powers contained in the Third Schedule to the Companies Act 1965.

5.	The liability of the members is limited.

6.	The authorised capital of the Company is Ringgit Malaysia One Hundred Thousand (RM100,000.00) only divided into One Hundred Thousand (100,000) ordinary shares of Ringgit Malaysia One (RM1.00) only each. The shares in the original or any increased capital may be divided into several classes and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividends, capital, voting or otherwise.

7.	Subject always to the respective rights, terms and conditions mentioned in Clause 6 hereof, the Company shall have power to increase or reduce the capital, to consolidate or sub-divide the shares into shares of larger or smaller amounts and to issue all or any part of the original or any additional capital as fully paid or partly paid shares, and with any special or preferential rights or privileges, or subject to any special terms or conditions and either with or without any special designation, and also from time to time to alter, modify, commute, abrogate or deal with any such rights, privileges, terms, conditions or designation in accordance with the regulations for the time being of the Company.

VANTAGE DRILLING (MALAYSIA) I SDN BHD

We, the several persons whose names, addresses and descriptions are hereunto subscribed are desirous of being formed into a company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite to our respective names:

Names, Addresses and Descriptions of Subscribers		Number of Shares Taken by Each Subscriber
Fadzil Ishkandar Bin Badaruddin (NRIC: 710416-10-5655) No 1, Jalan Sg Rasau 32/28 Berjaya Park 40460 Shah Alam Selangor	Director

Norwen Shahreedha Bin Mohd. Ghazali (NRIC: 8210105-14-5973) No.5 Jalan P14 B1/1 Presint 14, 62050 Putrajaya Wilayah Persekutuan (Putrajaya)	Advocate & Solicitor

Dated this:

Witness to the above signatories:

Lodged By:
Name: Kamal Ishmael Bin Mohammed Ariff (NRIC.: 850307-14-5425) Occupation: Advocate & Solicitor Address: 14th Floor, Menara Keck Seng 203 Jalan Bukit Bintang 55100 Kuala Lumpur	Messrs Azmi & Associate 14th Floor, Menara Keck Seng, 203, Jalan Bukit Bintang 55100 Kuala Lumpur Tel: 03-2118 5000 Fax: 03-2118 5111/5113

VANTAGE DRILLING (MALAYSIA) I SDN BHD

ARTICLES OF ASSOCIATION

OF

VANTAGE DRILLING (MALAYSIA) I SDN. BHD.

Interpretation

1.	In these regulations—

“the Act” means the Companies Act 1965 [Act 125];

“the seal” means the common seal of the company;

“secretary” means any person appointed to perform the duties of a secretary of the company;

expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form;

words or expressions contained in these regulations shall be interpreted in accordance with the provisions of the Interpretation Act 1948 and 1967 [Act 388], and of the Act as in force at the date at which these regulations become binding on the company.

Share Capital and Variation of Rights

2.	The company is a private company, and accordingly:

(a)	the right to transfer shares is restricted in manner hereinafter prescribed;

(b)	limits to not more than fifty the number of its members (counting joint holders of shares as one person and not counting any person in the employment of the company or of its subsidiary or any person who while previously in the employment of the company or its subsidiary was and thereafter has continued to be a member of the company);

(c)	any invitation to the public to subscribe for any share in or debentures of the company is prohibited;

(d)	any invitation to the public to deposit money with the company for fixed periods or payable at call, whether bearing or not bearing interest, is prohibited.

3.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares but subject to the Act, shares in the company may be issued by the directors and any such share may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, as the directors, subject to any ordinary resolution of the company, determine.

4.	Subject to the Act, any preference shares may, with the sanction of an ordinary resolution, be issued on the terms that they are, or at the option of the company are liable, to be redeemed.

VANTAGE DRILLING (MALAYSIA) I SDN BHD

5.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these regulations relating to general meeting shall mutatis mutandis apply, but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll. To every such special resolution section 152 shall, with such adaptions as are necessary, apply.

6.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall, unless, otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

7.	The company may exercise the powers of paying commissions conferred by the Act, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and the commission shall not exceed the rate of 10 per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10 per cent of that price, as the case may be. The said commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares on partly in one way and partly in the other. The company may also on any issue of shares pay such brokerage as may be lawful.

8.	Except as required by law, no person shall be recognized by the company as holding any share upon any trust, and the company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share or unit of a share or (except only as by these regulations or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirely thereof in the registered holder.

9.	Every person whose name is entered as a member in the register of members shall be entitled without payment to receive a certificate under the seal of the company in accordance with the Act but in respect of share or shares held jointly by several persons the company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

Lien

10.	The company shall have a first and paramount lien on every share (not being a fully paid share) for all money (whether presently payable or not) called or payable at a fixed time in respect of that share, and the company shall also have a first and paramount lien on all shares (other than fully paid shares) registered in the name of a single person for all money presently payable by him or his estate to the company; but the directors may at any time declare any share to be wholly or in part exempt from this regulation. The company’s lien, if any, on a share shall extend to all dividends payable thereon.

VANTAGE DRILLING (MALAYSIA) I SDN BHD

11.	The company may sell, in such manner as the directors think fit, any shares on which the company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the person entitled thereto by reason of his death or bankruptcy.

12.	To give effect to any such sale the directors may authorize some person to transfer the shares sold to the purchasers thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

13.	The proceeds of the sale shall be received by the company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

Calls on Shares

14.	The directors may from time to time make calls upon the members in respect of any money unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, provided that no call shall exceed one-fourth of the nominal value of the share or be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least fourteen days’ notice specifying the time or times and place of payment) pay to the company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the directors may determine.

15.	A call shall be deemed to have been made at the time when the resolution of the directors authorizing the call was passed and may be required to be paid by instalments.

16.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

17.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding 8 per cent per annum as the directors may determine, but the directors shall be at liberty to waive payment of that interest wholly or in part.

18.

Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these regulations, be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of these regulations as to payment of interest and

VANTAGE DRILLING (MALAYSIA) I SDN BHD

expenses, forfeiture, or otherwise shall apply as if the sum had become payable by virtue of a call duly made and notified.

19.	The directors may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment.

20.	The directors may, if they think fit, receive from any member willing to advance the same all or any part of the money uncalled and unpaid upon any shares held by him, and upon all or any part of the money so advanced may (until the same would, but for the advance, become payable) pay interest at such rate not exceeding (unless the company in general meeting shall otherwise direct) 8 per cent per annum as may be agreed upon between the directors and the member paying the sum in advance.

Transfer of Shares

21.	Subject to these regulations any member may transfer all or any of his shares by instrument in writing in any usual or common form or in any other form which the directors may approve. The instrument shall be executed by or on behalf of the transferor and the transferor shall remain the holder of the shares transferred until the transfer is registered and the name of the transferee is entered in the register of members in respect thereof.

22.	The instrument of transfer must be left for registration at the registered office of the company together with such fee not exceeding RM1.00 as the directors from time to time may require accompanied by the certificate of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer, and thereupon the company shall, subject to the powers vested in the directors by these regulations, register the transferee as a shareholder and retain the instrument of transfer.

23.	The directors may decline to register any transfer of shares not being fully paid shares to a person of whom they do not approve and may also decline to register any transfer of shares on which the company has a lien

24.	The registration of transfers may be suspended at such times and for such periods as the directors may from time to time determine not exceeding in the whole thirty days in any year.

Transmission of Shares

25.	In case of the death of a member the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

26.

Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the directors and subject as hereinafter provided, elect either to be registered

VANTAGE DRILLING (MALAYSIA) I SDN BHD

himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy.

27.	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the company a notice in writing signed by him stating that he so elects. If he elects to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions, and provisions of these regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by that member.

28.	Where the registered holder of any share dies or becomes bankrupt his personal representative or the assignee of his estate, as the case may be, shall, upon the production of such evidence as may from time to time be properly required by the directors in that behalf, be entitled to the same dividends and other advantages, and to the same rights (whether in relation to meetings of the company, or to voting, or otherwise), as the registered holder would have been entitled to if he had not died or become bankrupt; and where two or more persons are jointly entitled to any share in consequence of the death of the registered holder they shall, for the purposes of these regulations, be deemed to be joint holders of the share.

Forfeiture of Shares

29.	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

30.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

31.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

32.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be canceled on such terms as the directors think fit.

33.

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the company all money which, at the date of forfeiture, was payable by him to the company in respect of the shares (together with interest at the rate of 8 per cent per annum from the date of the forfeiture on the money for the time being unpaid if the directors think fit to enforce

VANTAGE DRILLING (MALAYSIA) I SDN BHD

payment of the interest), but his liability shall cease if and when the company receives payment in full of all such money in respect of the shares.

34.	A statutory declaration in writing that the declarant is a director or the secretary of the company, and that a share in the company, has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

35.	The company may receive the consideration, if any, given for a forfeited share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale, or disposal of the share.

36.	The provisions of these regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Conversion of Shares into Stock

37.	The company may by ordinary resolution passed at a general meeting convert any paid-up shares into stock and reconvert any stock into paid-up shares of any denomination.

38.	The holders of stock may transfer the same or any part thereof in the same manner and subject to the same regulations as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit; but the directors may from time to time fix the minimum amount of stock transferable and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the shares from which the stock arose.

39.	The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the company and in the assets on winding up) shall be conferred by any such aliquot part of stock which would not if existing in shares have conferred that privilege or advantage.

40.	Such of the regulations of the company as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.

Alteration of Capital

41.	The company may from time to time by ordinary resolution—

(a)	increase the share capital by such sum to be divided into shares of such amount as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

VANTAGE DRILLING (MALAYSIA) I SDN BHD

(c)	subdivide its shares or any of them into shares of smaller amount than is fixed by the memorandum; so however that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

(d)	cancel shares which at the date of the passing of the resolution in that behalf have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the amount of the shares so cancelled.

42.	Subject to any direction to the contrary that may be given by the company in general meeting, all new shares shall, before issue, be offered to such persons as at the date of the offer are entitled to receive notices from the company of general meetings in proportion, as nearly as the circumstances admit, to the amount of the existing shares to which they are entitled. The offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, will be deemed to be declined, and, after the expiration of that time, or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the share offered, the directors may dispose of those shares in such manner as they think most beneficial to the company. The directors may likewise so dispose of any new shares which (by reason of the ratio which the new shares bear to shares held by persons entitled to an offer of new shares) cannot, in the opinion of the directors, be conveniently offered under this regulation.

43.	The company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorized, and consent required by law.

General Meetings

44.	An annual general meeting of the company shall be held in accordance with the Act. All general meetings other than the annual general meetings shall be called extraordinary general meetings.

45.	Any director may whenever he thinks fit convene an extraordinary general meeting, and extraordinary general meetings shall be convened on such requisition or in default may be convened by such requisitionists as provided by the Act.

46.	Subject to the provisions of the Act relating to special resolutions and agreements for shorter notice, fourteen days, notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which notice is given) specifying the place, the day and the hour of meeting and in case of special business the general nature of that business shall be given to such persons as are entitled to receive these notices from the company.

47.	All business shall be special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets, and the report of the directors and auditors, the election of directors in the place of those retiring, and the appointment and fixing of the remuneration of the auditors.

VANTAGE DRILLING (MALAYSIA) I SDN BHD

Proceedings at General Meetings

48.	No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, two members present in person shall be a quorum. For the purposes of this regulation “member” includes a person attending as a proxy or as representing a corporation which is a member.

49.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the directors may determine.

50.	The chairman, if any, of the board of directors shall preside as chairman at every general meeting of the company, or if there is no such chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the members present shall elect one of their number to be chairman of the meeting.

51.	The chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

52.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded –

(a)	by the chairman;

(b)	by at least three members present in person or by proxy;

(c)	by any member present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member holding shares in the company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll is so demanded a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The3 demand for a poll may be withdrawn.

53.	If a poll is duly demanded it shall be taken in such manner and either at once or after an interval or adjournment or otherwise as the chairman directs, and the result of the poll shall

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be the resolution of the meeting at which the poll was demanded, but a poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith.

54.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a second or casting vote.

55.	Subject to any rights or restrictions for the time being attached to any class of shares, at meetings of members or classes of members each member entitled to vote may vote in person or by proxy or by attorney and on a show of hands every person present who is member or a representative of a member shall have one vote, and on a poll every member present in person or by proxy or by attorney or other duly authorized representative shall have one vote for each share he holds.

56.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

57.	A member who is of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental disorder may vote, whether on a show of hands or on a poll, by his committee or by such other person as properly has the management of his estate, and any such committee or other person may vote by proxy or attorney.

58.	No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the company have been paid.

59.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at the meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

60.	The instrument appointing a proxy shall be in writing (in the common or usual form) under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy may be but need not be a member of the company. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

61.	Where it is desired to afford members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit

VANTAGE DRILLING (MALAYSIA) I SDN BHD.

I/We,                      of                      being a member/members of the above-named company, hereby appoint                      of                      or failing him,                      of                     , as my/our proxy to vote for me/us on my/our behalf at the [annual or extraordinary, as the case may

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be] general meeting of the company, to be held on the              day of              20    , and at any adjournment thereof.

Signed this      day of                      20

This form is to be used in favour of/against of the resolution.

*Strike out whichever is not desired. [Unless otherwise instructed, the proxy may vote as he thinks fit.]

62.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power of authority shall be deposited at the registered office of the company, or at such other place within Malaysia as is specified for that purpose in the notice convening the meeting, not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than twenty-four hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

63.	A vote given in accordance with the terms of an instrument of proxy or attorney shall be valid notwithstanding the previous death or unsoundness of mind of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, unsoundness of mind, revocation, or transfer as aforesaid has been received by the company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument is used.

Directors; Appointment, etc.

64.	The first directors shall be:

(a)	NORWEN SHAHREEDHA BIN MOHAMAD GHAZALI (NRIC No: 810105-14-5973)

(b)	FADZIL ISHKANDAR BIN BADARUDDIN (NRIC No: 710416-10-5655)

65.	At the first annual general meeting of the company all the directors shall retire from office, and at the annual general meeting in every subsequent year one-third of the directors for the time being, or, if their number is not three or a multiple of three, then the number nearest one-third, shall retire from office.

66.	A retiring director shall be eligible for re-election.

67.	The directors to retire in every year shall be those who have been longest in office since their last election, but as between persons who became directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.

68.

The company at the meeting at which a director so retires may fill the vacated office by electing a person thereto, and in default the retiring director shall, if offering himself for re-election and not being disqualified under the Act from holding office as a director, be deemed to have been re-elected, unless at that meeting it is expressly resolved not to fill

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the vacated office unless a resolution for the re-election of that director is put to the meeting and lost.

69.	The company may, from time to time by ordinary resolution passed at a general meeting, increase or reduce the number of directors, and may also determine in what rotation the increased or reduced number is to go out of office.

70.	The directors shall have power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors shall not at any time exceed the number fixed in accordance with these regulations. Any director so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re-election but shall not be taken into account in determining the directors who are to retire by rotation at that meeting.

71.	Subject to section 128, the company may by ordinary resolution remove any director before the expiration of his period of office, and may by an ordinary resolution appoint another person in his stead; the person so appointed shall be subject to retirement at the same time as if he had become a director on the day on which the director in whose place he is appointed was last elected a director.

72.	The remuneration of the directors shall from time to time be determined by the company in general meeting. That remuneration shall be deemed to accrue from day to day. The directors may also be paid all travelling, hotel, and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the company or in connection with the business of the company.

73.	The shareholding qualification for directors may be fixed by the company in general meeting.

74.	The office of director shall become vacant if the director –

(a)	ceases to be a director by virtue of the Act;

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	becomes prohibited from being a director by reason of any order made under the Act;

(d)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental disorder;

(e)	resigns his office by notice in writing to the company;

(f)	for more than six months is absent without permission of the directors from meetings of the directors held during that period;

(g)	without the consent of the company in general meeting holds any other office of profit under the company except that of managing director or manager; or

(h)	is directly or indirectly interested in any contract or proposed contract with the company and fails to declare the nature of his interest in manner required by the Act.

Powers and Duties of Directors

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75.	The business of the company shall be managed by the directors who may pay all expenses incurred in promoting and registering the company, and may exercise all such powers of the company as are not, by the Act, or by these regulations, required to be exercised by the company in general meeting, subject, nevertheless, to any of these regulations, to the provisions of the Act, and to such regulations, being not inconsistent with the aforesaid regulations or provisions, as may be prescribed by the company in general meeting; but no regulation made by the company in general meeting shall invalidate any prior act of the directors which would have been valid if that regulation had not been made.

76.	The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property, and uncalled capital, or any part thereof, and to issue debentures and other securities whether outright or as security for any debt, liability, or obligation of the company or of any third party.

77.	The directors may exercise all the powers of the company in relation to any official seal for use outside Malaysia and in relation to branch registers.

78.	The directors may from time to time by power of attorney appoint any corporation, firm, or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney of the company for such purposes and with such powers, authorities, and discretions (not exceeding those vested in or exercisable by the directors under these regulations) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities, and discretions vested in him.

79.	All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, and all receipts for money paid to the company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by any two directors or in such other manner as the directors from time to time determine.

80.	The directors shall cause minutes to be made –

(a)	of all appointments of officers to be engaged in the management of the company’s affairs;

(b)	of names of directors present at all meetings of the company and of the directors; and

(c)	of all proceedings at all meetings of the company and of the directors.

The minutes shall be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting.

Proceedings of Directors

81.	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. A director may at any time and the secretary shall on the requisition of a director summon a meeting of the directors.

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82.	Subject to these regulations questions arising at any meeting of directors shall be decided by a majority of votes and a determination by a majority of directors shall for all purposes be deemed a determination of the directors. In case of an equality of votes the chairman of the meeting shall have a second or casting vote.

83.	A director shall not vote in respect of any contract or proposed contract with the company in which he is interested, or any matter arising thereout, and if he does so vote his vote shall not be counted.

84.	Any director with the approval of the directors may appoint any person (whether a member of the company or not) to be an alternate or substitute director in his place during such period as he thinks fit. Any person while he so holds office as an alternate or substitute director shall be entitled to notice of meetings of the directors and to attend and vote thereat, accordingly, and to exercise all the powers of the appointor in his place. An alternate or substitute director shall not require any share qualification, and shall ipso facto vacate office if the appointor vacates office as a director or removes the appointee from office. Any appointment or removal under this regulation shall be effected by notice in writing under the hand of the director making the same.

85.	The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be two.

86.	The continuing directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the regulations of the company as the necessary quorum of directors, the continuing director may act for the purpose of increasing the number of directors to that number or of summoning a general meeting of the company, but for no other purpose.

87.	The directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within ten minutes after the time appointed for holding the meeting, the directors present may choose one of their number to be chairman of the meeting.

88.	The directors may delegate any of their powers to committees consisting of such member of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors.

89.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within ten minutes after the time appointed for holding the meeting, the members present may choose one of their number to be chairman of the meeting.

90.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall have a second or casting vote.

91.

All acts done by any meeting of the directors or of a committee of directors or by any person acting as a director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such director or person acting as aforesaid, or

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that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a director.

92.	A resolution in writing, signed by all the directors for the time being entitled to receive notice of a meeting of the directors, shall be as valid and effectual as if it had been passed at a meeting of the directors duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more directors.

Managing Directors

93.	The directors may from time to time appoint one or more of their body to the office of managing director for such period and on such terms as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment. A director so appointed shall not, while holding that office, be subject to retirement by rotation or be taken into account in determining the rotation of retirement of directors, but his appointment shall be automatically determined if he ceases from any cause to be a director.

94.	A managing director shall, subject to the terms of any agreement entered into in any particular case, receive such remuneration (whether by way of salary, commission, or participation in profits, or partly in one way and partly in another) as the directors may determine.

95.	The directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter, or vary all or any of those powers.

Associate Directors

96.	The directors may from time to time appoint any person to be an associate director and may from time to time cancel any such appointment. The directors may fix, determine and vary the powers, duties and remuneration of any person so appointed, but a person so appointed shall not be required to hold any shares to qualify him for appointment nor have any right to attend or vote at any meeting of directors except by the invitation and with the consent of the directors.

Secretary

97.	The secretary shall in accordance with the Act be appointed by the directors for such term, at such remuneration, and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

98.	The first secretary shall be:

(a)	Lai Chee Wah (f) (I/C No.: 710106-05-5090)

MAICSA No.: 7031124

(b)	Ng Lai Yee (f) (I/C No.: 730502-08-5310)

MAICSA No.: 7031768

VANTAGE DRILLING (MALAYSIA) I SDN BHD

Seal

99.	The directors shall provide for the safe custody of the seal, which shall only be used by the authority of the directors or of a committee of the directors authorized by the directors in that behalf, and every instrument to which the seal is affixed shall be signed by a director and shall be countersigned by the secretary or by a second director or by some other person appointed by the directors for the purpose.

Accounts

100.	The directors shall cause proper accounting and other records to be kept and shall distribute copies of the balance sheets and other documents as required by the Act and shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounting and other records of the company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right of inspecting any account or book or paper of the company except as conferred by statute or authorized by the directors or by the company in general meeting.

Dividends and Reserves

101.	The company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the directors.

102.	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the company.

103.	No dividend shall be paid otherwise than out of profits or shall bear interest against the company.

104.	The directors may, before recommending any dividend, set aside out of the profits of the company such sums as they think proper as reserves which shall, at the discretion of the directors, be applicable for any purpose to which the profits of the company may be properly applied, and pending any such application may, at the like discretion, either be employed in the business of the company or be invested in such investments (other than shares in the company) as the directors may from time to time think fit. The directors may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.

105.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this regulation as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date that share shall rank for dividend accordingly.

VANTAGE DRILLING (MALAYSIA) I SDN BHD

106.	The directors may deduct from any dividend payable to any member all sums of money, if any, presently payable by him to the company on account of calls or otherwise in relation to the shares of the company.

107.	Any general meeting declaring a dividend or bonus may direct payment of the dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid-up shares, debenture stock of any other company or in any one or more of those ways and the directors shall give effect to the resolution, and where any difficulty arises in regard to the distribution, the directors may settle the same as they think expedient, and fix the value for distribution of the specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the right of all parties, and may vest any such specific assets in trustees as may seem expedient to the directors.

108.	Any dividend, interest, or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the register of members or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other money payable in respect of the shares held by them as joint holders.

Capitalization of Profits

109.	The company in general meeting may, upon the recommendation of the directors, resolve that it is desirable to capitalize any part of the amount for the time being standing to the credit of any of the company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that the sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by those members respectively or paying up in full unissued shares or debentures of the company to be allotted and distributed, credited as fully paid up to and amongst the members in the proportion aforesaid, or partly in the one way and partly in the other, and the directors shall give effect to such resolution. A share premium account and a capital redemption reserve may, for the purposes of this regulation, be applied only in the paying up of unissued shares to be issued to members of the company as fully paid bonus shares.

110.

Whenever such a resolution as aforesaid shall have been passed the directors shall make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the directors to make such provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorize any person to enter on behalf of all the members entitled thereto into an agreement with the company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon the capitalization, or (as the case may require) for the

VANTAGE DRILLING (MALAYSIA) I SDN BHD

payment up by the company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalized, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.

Notices

111.	A notice may be given by the company to any member either personally or by sending it by post to him at his registered address, or (if he has no registered address within Malaysia) to the address, if any, within Malaysia supplied by him to the company for the giving of notices to him. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice, and to have been effected in the case of a notice of a meeting on the day after the date of its posting, and in any other case at the time at which the letter would be delivered in the ordinary course of post.

112.	A notice may be given by the company to the joint holders of a share by giving the notice to the joint holder first named in the register of members in respect of the share.

113.	A notice may be given by the company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or assignee of the bankrupt, or by any like description, at the address, if any, within Malaysia supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

114.	(1) Notice of every general meeting shall be given in any manner hereinbefore authorized to –

(a)	every member;
(b)	every person entitled to a share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and
(c)	the auditor for the time being of the company.
(2)	No other person shall be entitled to receive notices of general meetings.

Winding Up

115.	If the company is wound up the liquidator may, with the sanction of a special resolution of the company, divide amongst the members in kind the whole or any part of the assets of the company (whether they consist of property of the same kind or not) and may for that purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of any such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, thinks fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

Indemnity

VANTAGE DRILLING (MALAYSIA) I SDN BHD

116.	Every director, managing director, agent, auditor, secretary, and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under the Act in which relief is granted to him by the Court in respect of any negligence, default, breach of duty or breach of trust.

VANTAGE DRILLING (MALAYSIA) I SDN BHD

Names, Address and Descriptions of Subscribers	Number of Shares Taken by Each Subscriber
Fadzil Ishkandar Bin Badaruddin Director (NRIC: 710416-10-5655) No. 1, Jalan Sg Rasau 32/28 Berjaya Park 40460 Shah Alam Selangor /s/ Fadzil Ishkandar Bin Badaruddin	One (1)

Norwen Shahreedha Bin Modh Ghazali Advocate & Solicotor (NRIC: 810105-14-5973) No. 5 Jalan P14 B1/1 Presint 14, 62050 Putrajaya Wilaya Persekutuan (Putrajaya /s/ Norwen Shahreedha Bin Modh Ghazali	One (1)

Dated this: 21/1/2011

Witness to the above signatories:

/s/ Kamal Ishamael Bin Mohammed Ariff

Name:	Kamal Ishamael Bin Mohammed Ariff
NRIC:	850307-14-5425
Occupation:	Advocate & Solicitor
Address:	14 Floor, Menara Keck Seng, 203, Jalan Bukit Bintang, 55100 Kuala Lumpur

Lodged By:

MESSRS AZMI & ASSOCIATES

14TH FLOOR, MENARA KECK SENG,

203 JALAN BUKIT BINTANG,

55100 KUALA LUMPUR.

TEL: 03-2118 5000

FAX: 03-2118 5111/5113